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EXHIBIT 99.3

ValueClick and Mediaplex Merge, Creating Global Media & Advertising Technology Services Provider

Merger Creates Single Source for Complete Suite of Media and Advertising Technology Solutions

WESTLAKE VILLAGE, Calif., Oct. 22 /PRNewswire/—ValueClick, Inc. (Nasdaq: VCLK—news) and Mediaplex, Inc. (Nasdaq: MPLX—news) and its subsidiary AdWare®, today announced the completion of the merger agreement that creates a global media and technology provider. The combined company will provide a complete set of online and offline marketing and advertising solutions encompassing a media network, site side ad serving, third party ad serving, eCRM (email Customer Relationship Management) and agency management software. Marketers and advertisers can utilize one source for integrated media and technology solutions for all of their online and offline needs.

The acquisition of Mediaplex by ValueClick signifies an expansion of ValueClick's market share in the online and offline marketing and advertising technology sector and an extension of their technology product offerings. Mediaplex and its offline advertising technology company, AdWare, will be wholly owned subsidiaries of ValueClick. Continuing ValueClick's proven track record of maintaining high margins and being cash flow positive, the combined company will have synergistic cost savings through Mediaplex cost reductions. In addition, the combined company will have significant financial strength with expected cash balances of $150 million. Jim Zarley will remain Chairman and Chief Executive Officer of ValueClick and its subsidiaries. Tom Vadnais will continue as Chief Executive Officer and President of Mediaplex.

"In addition to the strategic benefits of combining two complementary organizations and product families, we are generating substantial shareholder value through cost structure adjustments and growth possibilities on both a national and global scale," stated Zarley. "Due to the critical nature of the advertising technology sector, this merger further enhances ValueClick's leadership role with our customers and prospects. With the addition of Mediaplex and AdWare products, we will continue to shape our position in the industry."

"The key to success from both a financial and technological standpoint is consolidation," added Vadnais. "We are creating a world class organization—one founded with the tenets of best-of-breed products and solutions, superior technology, and delivering client success." Under the terms of the agreement, approved by both Boards of Directors and stockholders, Mediaplex stockholders will receive .4113 shares of ValueClick common stock for each share of Mediaplex common stock. ValueClick will issue a total of approximately 14.9 million shares of its common stock for all the outstanding stock of Mediaplex.

The merged entity will be recognized as ValueClick, Inc. and will be headquartered in Westlake Village, CA with U.S. offices in San Francisco, San Jose, Freemont, Boca Raton, New York, Louisville and international offices in Canada, Japan, Germany, United Kingdom, France and representatives in Spain, Portugal and India.

About ValueClick

ValueClick is the world's leading provider of digital marketing solutions for advertisers and web publishers. Through a combination of digital advertising, digital marketing and digital retention marketing, ValueClick provides marketers with custom media solutions to both further their brand and attract targeted, high-quality customers. To accomplish this, ValueClick employs rigorous network quality control, advanced targeting capabilities and an integrated product line (CPM, CPC, CPA, email, ad serving and email technology.) For website publishers of all sizes, ValueClick offers the ability to create reliable new revenue opportunities from their advertising inventory.

ValueClick provides results for clients such as the Coca-Cola Company, Heineken N.V., Sara Lee Corporation, GlaxoSmithKline, Citigroup, Inc., American Express Company, British Airways, Hyatt Corporation, Michelin Group, Renault, Ziff Davis, Qwest, Nexium, Chevron, US Navy, Panasonic, Sprint and Verizon. For more information about ValueClick, visit www.valueclick.com.

About Mediaplex

Mediaplex (www.mediaplex.com) serves the marketing communications industry with technology solutions for digital messaging, support services that maximize campaign return, and infrastructure tools to ensure effective program implementation. Mediaplex® enables marketers to manage, target and distribute integrated messaging across all digital media. The company's proprietary MOJO® technology platform is unique in its ability to automatically configure messages in response to real-time information from a marketer's enterprise data system and to provide ongoing campaign optimization. Mediaplex's AdWare Systems (www.adware.com) is an applications service provider (ASP) delivering high-quality information management systems to advertising agencies, marketing communications companies, and public relations agencies. This release contains forward-looking statements that involve risks and uncertainties, including trends in online advertising spending and estimates of future online performance-based advertising. Actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under "Risk Factors" and elsewhere in filings with the Securities and Exchange Commission made from time to time by ValueClick, including the registration statement as filed on Form S-4 used to register the shares offered in the merger, its Annual Report on Form 10-K filed on April 2, 2001, recent quarterly reports on Form 10-Q and current reports on Form 8-K. Other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include the risk that market demand for online advertising, and performance-based online advertising in particular, will not grow as rapidly as predicted. ValueClick undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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EXHIBIT 99.3